Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of ONEOK, Inc., on Form S-8 (File Nos. 333-140629, 333-152748, 333-157548, 333-165044, 333-171308, 333-178622, 333-185633, 333-194284 and 333-228499) of our report dated June 18, 2019, on our audits of the financial statements and supplemental schedule of the ONEOK, Inc. 401(k) Plan as of December 31, 2018 and 2017, and for the year ended December 31, 2018, which report is included in this Annual Report on Form 11-K.

/s/ BKD LLP

Tulsa, Oklahoma
June 18, 2019